Exhibit 11


                           MERRIMAC INDUSTRIES, INC.
                       COMPUTATION OF EARNINGS PER SHARE

                       ---------------------------------
                                  (Unaudited)
                                  -----------

                                                           Quarters Ended           Six Months Ended
                                                        ---------------------     --------------------
                                                        June 29,   June 30,       June 29,    June 30,
                                                          2002       2001           2002        2001
                                                        ---------------------     --------------------
Numerator:
Net income (loss) available to common stockholders....  $ (54,199) $  136,451    $ 88,638   $  105,755
                                                        =========  ==========    =========   ==========

Basic earnings (loss) per share
-------------------------------
Weighted average number of shares outstanding for
basic net income (loss) per share
Common stock..........................................  3,186,387   2,619,338    3,010,884    2,612,041
                                                        =========   =========    =========    =========
Net income (loss) per common share - basic............     $( .02)      $ .05        $ .03         $.04
                                                            =====       =====        =====         ====

Diluted earnings (loss) per share
---------------------------------
Weighted average number of shares outstanding for
diluted net income (loss) per share
Common stock .........................................  3,186,387   2,619,338    3,010,884   2,612,041
Effect of dilutive securities - stock options (1) ....         -      141,814       81,925     184,794
                                                        ---------  ----------    ---------   ---------
Weighted average number of shares outstanding for
diluted net income (loss) per share...................  3,186,387   2,761,152    3,092,809   2,796,835
                                                        =========  ==========    =========   =========
Net income (loss) per common share - diluted..........      $(.02)      $ .05        $ .03        $.04
                                                            =====       =====        =====        ====

(1) Represents additional shares resulting from assumed conversion of stock options less shares purchased with the proceeds therefrom.

     Stock options and warrants did not have an effect on the computation of the diluted loss per share in the second quarter of 2002 since they were antidilutive.